                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration Statement
                                      under
                           The Securities Act of 1933


                            THE BON-TON STORES, INC.
             (Exact name of registrant as specified in its charter)

         Pennsylvania                                23-2835229
   (State of incorporation)               (I.R.S. Employer Identification No.)

                2801 East Market Street, York, Pennsylvania 17402
               (Address of principal executive offices) (Zip Code)

                            THE BON-TON STORES, INC.
                     PROFIT SHARING/RETIREMENT SAVINGS PLAN
                            (Full title of the plan)

                            Robert E. Stern, Esquire
                  Vice President, Secretary and General Counsel
                            The Bon-Ton Stores, Inc.
                             2801 East Market Street
                            York, Pennsylvania 17402
                     (Name and address of agent for service)

                                 (717) 751-3285
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                          John M. Coogan, Jr., Esquire
                     Wolf, Block, Schorr and Solis-Cohen LLP
                          1650 Arch Street, 22nd Floor
                           Philadelphia, PA 19103-2097
                                 (215) 977-2000

                         CALCULATION OF REGISTRATION FEE


                                                               Proposed                Proposed
       Title of                                                Maximum                  Maximum                Amount of
   Securities to be                Amount to be             Offering Price             Aggregate             Registration
      Registered                 Registered(1)(2)            Per Share(3)           Offering Price               Fee
      ----------                 ----------------            ------------           --------------               ---
    Common Stock,                 900,000 shares               $   2.87               $2,583,000               $ 645.75
   $0.01 par value



(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to The Bon-Ton Stores, Inc. Profit Sharing/Retirement Savings Plan.

(3) Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, represents the average of the high and low prices for the Common Stock on July 9, 2001, as reported in The Nasdaq National Market.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are incorporated into this Registration Statement by reference:

         1. The Registrant's Annual Report on Form 10-K for the fiscal year ended February 3, 2001.

         2. The Registrant's Quarterly Report on Form 10-Q for the quarter ended May 5, 2001.

         3. The description of the Registrant's shares of Common Stock, $0.01 par value (the "Common Stock"), contained in the Registration Statement on Form 8-A dated September 11, 1991, as amended by Form 8 dated September 16, 1991, filed by the Registrant to register such securities under the Securities Exchange Act of 1934, including all amendments and reports filed for the purpose of updating such description.

         4. The Annual Report on Form 11-K for the year ended December 31, 2000, filed with respect to The Bon-Ton Stores, Inc. Profit Sharing/Retirement Savings Plan (the "Plan").

                  All documents filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.

Item 6. Indemnification of Directors and Officers.

         Subchapter D (Sections 1741 through 1750) of Chapter 17 the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively "Representatives"), and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 1742 provides for indemnification with respect to derivative actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

         Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made (i) by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or
(iii) by the shareholders.

         Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the BCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the BCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

         Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by him in his capacity as a Representative, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the BCL.

         Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the BCL to successor corporations resulting from consolidation, merger or division and to service as a representative of a corporation or an employee benefit plan.

         Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representatives of such Representative.

         Section 7-2 of the Registrant's Bylaws provides that the Registrant will indemnify any director or officer of the Registrant to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by such person in connection with any threatened, pending or completed action, suit or proceeding (a "Proceeding") involving such person by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request or for the benefit of the Registrant in any capacity for another corporation or other enterprise. No indemnification pursuant to Section 7-2 may be made, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         Section 7-2 further provides that the right to indemnification includes the right to have the expenses incurred by the indemnified person in defending any Proceeding paid by the Corporation in advance of the final disposition of the Proceeding to the fullest extent permitted by Pennsylvania law. In addition,
Section 7-2 provides that the Registrant may purchase and maintain insurance for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person under Pennsylvania or other law. The Registrant may also purchase and maintain insurance to insure its indemnification obligations, whether arising under the Bylaws or otherwise. In addition, Section 7-2 states that the Registrant may create a fund of any nature to secure in any manner its indemnification obligations, whether arising under the Bylaws or otherwise.

         Section 7-3 of the Registrant's Bylaws states that the provisions of the Bylaws relating to indemnification constitute a contract between the Registrant and each of its directors and officers which may be modified as to any director or officer only with that person's consent. Further, any repeal or amendment of the indemnification provisions of the Bylaws adverse to any director or officer shall apply only on a prospective basis. In addition, no repeal or amendment of the Bylaws may affect the indemnification provisions so as to reduce or limit indemnification in any manner unless adopted by (a) the unanimous vote of the directors of the Registrant then serving or (b) the affirmative vote of shareholders entitled to cast not less than a majority of the votes that all shareholders are entitled to cast in the election of directors, provided that no such amendment will have a retroactive effect inconsistent with the preceding sentence.

         Section 7-4 of the Registrant's Bylaws states that references in
Section 7-2 and 7-3 to Pennsylvania law or any provision thereof shall be to such law in effect on the date such sections were adopted or as such law may thereafter be changed, provided that in the case of any change in law which expands the liability of directors or limits the rights to indemnification or the advancement of expenses, the rights to limited liability, indemnification and advancement of expenses shall continue to the extent provided by law and that if such change permits the Registrant, without further action by shareholders or directors, to limit further the liability of directors or officers or to provide broader rights of indemnification or advancement of expenses, then the liability shall be limited and the rights to indemnification and advancement of expenses shall be broadened to the extent permitted by law.

         The Registrant has purchased directors and officers liability insurance for its directors and officers.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         The following Exhibits are filed as part of this Registration
         Statement:


                          Exhibit No.
                          -----------
                              4.1                    Articles of Incorporation of The Bon-Ton Stores, Inc.
                                                     (incorporated by reference to Exhibit 3.1 to the Report on
                                                     Form 8-B, File No. 0-19517).

                              4.2                    Bylaws of The Bon-Ton Stores, Inc. (incorporated by
                                                     reference to Exhibit 3.2 to the Report on Form 8-B, File
                                                     No. 0-19517).

                              4.3                    The Bon-Ton Stores, Inc. Profit Sharing/Retirement
                                                     Savings Plan (Amended and Restated Effective July 1,
                                                     1994)

                              4.4                    Amendment No. 1 to the Plan dated June 23, 1995.

                              4.5                    Amendment No. 2 to the Plan dated October 1, 1995.

                              4.6                    Amendment No. 3 to the Plan dated February 3, 1997.

                              4.7                    Amendment No. 4 to the Plan dated June 17, 1997.

                              4.8                    Amendment No. 5 to the Plan dated July 7, 1998.

                              4.9                    Amendment No. 6 to the Plan dated June 30, 1999.

                              5.1                    Opinion of Wolf, Block, Schorr and Solis-Cohen LLP.

                              5.2                    Internal Revenue Service Determination Letter
                                                     (incorporated by reference to Exhibit 5.1 to Form S-8 filed
                                                     September 30, 1997 regarding the Plan).

                             23.1                    Consent of Arthur Andersen LLP, independent public
                                                     accountants.

                             23.2                    Consent of Wolf, Block, Schorr and Solis-Cohen LLP
                                                     (contained in Exhibit 5.1).

                               24                    Power of Attorney (included on signature page of the
                                                     Registration Statement).

The Plan has been amended subsequent to the filing of the Internal Revenue Service ("IRS") Determination Letter referenced in Exhibit 5.2, which letter was applicable to Plan amendments adopted on December 29, 1994, and made effective as of July 1, 1994. The Registrant hereby undertakes to submit an amended and restated Plan incorporating amendments subsequent to December 29, 1994 to the IRS in a timely manner and make all changes required by the IRS in order to qualify the amended and restated Plan.

Item 9. Undertakings.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (l)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of the Plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in York, Pennsylvania, on July 13, 2001.

                                        THE BON-TON STORES, INC.


                                        By:     /s/ Tim Grumbacher
                                            --------------------------------
                                                Tim Grumbacher
                                                Chairman of the Board and
                                                Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Tim Grumbacher and Michael L. Gleim the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signature                                      Title                                        Date
     ---------                                      -----                                        ----

/s/ Tim Grumbacher                        Chairman of the Board,                            July 13, 2001
--------------------                      Chief Executive Officer
Tim Grumbacher                            and Director
                                          (Principal Executive Officer)



/s/ Michael L. Gleim                      Vice Chairman, Chief Operating                    July 13, 2001
--------------------                      Officer and Director
Michael L. Gleim

     Signature                                      Title                                        Date
     ---------                                      -----                                        ----

-----------------------                   Director                                          June ___, 2001
Samuel J. Gerson



/s/ Lawrence J. Ring                      Director                                          July 13, 2001
-----------------------
Lawrence J. Ring



                                          Director                                          June ___, 2001
-----------------------
Robert C. Siegel



/s/ Leon D. Starr                         Director                                          July 13, 2001
-----------------------
Leon D. Starr



/s/ Frank Tworecke                        Vice Chairman, Chief                              July 13, 2001
-----------------------                   Merchandising Officer and Director
Frank Tworecke



/s/ Leon F. Winbigler                     Director                                          July 13, 2001
-----------------------
Leon F. Winbigler



-----------------------                   Director                                          June ___, 2001
Thomas W. Wolf



/s/ James H. Baireuther                   Executive Vice President and                      July 13, 2001
-----------------------                   Chief Financial Officer
James H. Baireuther                       (Principal Financial and
                                          Accounting Officer)

         The Plan. Pursuant to the requirements of the Securities Act of 1933, The Bon-Ton Stores, Inc. Profit Sharing/Retirement Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in York, Pennsylvania, on July 13, 2001.

                          THE BON-TON STORES, INC. PROFIT SHARING/
                          RETIREMENT SAVINGS PLAN

                          By:         The Bon-Ton Stores, Inc.


                          By:         /s/ Tim Grumbacher
                                      ----------------------------
                                      Tim Grumbacher
                                      Chairman of the Board and
                                      Chief Executive Officer

                            THE BON-TON STORES, INC.
                     PROFIT SHARING/RETIREMENT SAVINGS PLAN

                       REGISTRATION STATEMENT ON FORM S-8


                                  EXHIBIT INDEX




Exhibit No.
-----------

4.1                          Articles of Incorporation of The Bon-Ton Stores, Inc. (incorporated by reference to Exhibit 3.1 to the Report on Form 8-B, File No. 0-19517).

4.2                          Bylaws of The Bon-Ton Stores, Inc. (incorporated by reference to Exhibit 3.2 to the Report on Form 8-B, File No. 0-19517).

4.3                          The Bon-Ton Stores, Inc. Profit Sharing/Retirement Savings Plan (Amended
                             and Restated Effective July 1, 1994) (the "Plan").

4.4                          Amendment No. 1 to the Plan dated June 23, 1995.

4.5                          Amendment No. 2 to the Plan dated October 1, 1995.

4.6                          Amendment No. 3 to the Plan dated February 3, 1997.

4.7                          Amendment No. 4 to the Plan dated June 17, 1997.

4.8                          Amendment No. 5 to the Plan dated July 7, 1998.

4.9                          Amendment No. 6 to the Plan dated June 30, 1999.

5.1                          Opinion of Wolf, Block, Schorr and Solis-Cohen LLP regarding legality.

5.2                          Internal Revenue Service Determination Letter (incorporated by reference to
                             Exhibit 5.1 to Form S-8 filed September 30, 1997 regarding the The Bon-Ton
                             Stores, Inc. Profit Sharing/Retirement Savings Plan).

23.1                         Consent of Arthur Andersen LLP, independent public accountants.

23.2                         Consent of Wolf, Block, Schorr and Solis-Cohen LLP(contained in Exhibit 5.1).

24                           Power of Attorney (included on signature page of the Registration Statement).